EXHIBIT 10.19

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this document is

PERFORMANCE UNIT AWARD

UNDER THE PROVISIONS OF

ONE OF THE KROGER CO.

LONG-TERM INCENTIVE PLANS

Pursuant to the provisions of a Long-Term Incentive Plan (the “Plan”) of The Kroger Co., the Compensation Committee (the “Committee”) of the Board of Directors has granted to you, on                         ,           , a performance unit award, on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions.

1.  Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, The Kroger Co. (“Kroger”) will deliver to you the number of common shares, $1 par value per share, of Kroger (the “Shares”) equal to the product determined by multiplying (a) the number of performance units indicated on your 2011 Executive Compensation form (“Notice of Award”) by (b) the percentage determined in accordance with the provisions of Paragraphs 2 and 3 below. Delivery of Shares will occur on the date of the regularly scheduled meeting of Kroger’s Board of Directors held in March 2014.

2.  Performance Criteria. You are eligible to earn a percentage of the number of Shares indicated on your Notice of Award.  The percentage will be determined based on the extent to which Kroger’s (i) Customer 1st Tracker results increase, (ii) Associate Survey associate engagement results increase, and (iii) total operating costs, as a percentage of sales, decrease, as of the end of the third fiscal year (the “Performance Period”) from January 30, 2011, when compared to those results as of January 29, 2011.  Customer 1st Tracker, measuring Kroger performance in four key areas (people, shopping experience, product, and price), will be based on results of customer surveys using the methodology currently in use by Kroger, subject to modification by the Committee.  Associate Survey, measuring associate satisfaction, will be based on results of associate surveys using the methodology currently in use by Kroger, subject to modification by the Committee.  Total operating costs will be calculated by adding (i) OG&A, depreciation, and rent (excluding fuel), for the total Company, and (ii) warehouse and transportation costs, shrink, and advertising expenses (excluding fuel), for our supermarket operations.

3.  Calculation of Awards.  The number of shares earned will be based on the criteria set forth in Paragraph 2 above, calculated in the manner shown on Attachment A, and prorated in accordance with Paragraph 4 below, if applicable.  Any resulting partial Shares will be rounded up or down to the nearest whole Share amount.  The Company will pay to participants, in cash, an amount equal to the product of the total dividends per share paid on Kroger common stock during the Performance Period and the number of shares earned during the Performance Period.  In no event will awards exceed 100% of the number of Shares indicated on the Notice of Award.

4.   Termination of Employment, Retirement, or Death of Participant.

(a)  Participation in the Plan does not create a contract of employment, or grant any employee the right to be retained in the service of Kroger.  Any participant whose employment is terminated by Kroger; who voluntarily terminates his or her employment (other than in accordance with paragraph (b) below); or whose pay level drops below pay level 35, prior to the end of the Performance Period, will forfeit all rights hereunder.

(b)    If a participant voluntarily terminates his or her employment after reaching age 55 with at least five years of service with Kroger, participation will continue, and that participant will receive a prorata number of Shares earned according to the terms of the award proportionate to the period of active service during the Performance Period.

(c)  If a participant dies during the Performance Period, participation will continue, and the participant’s designated beneficiary (or if none, then the participant’s estate) will receive a prorata number of Shares earned according to the terms of the award proportionate to the period of active service during the Performance Period before the participant’s death.

(d)  Notwithstanding anything contained in this paragraph 4 to the contrary, in the event that while this agreement is outstanding the participant provides services as an employee, director, consultant, agent, or otherwise, to any of Kroger’s competitors, this agreement and the award hereunder terminate.   For purposes of this paragraph 4(d), a competitor is any business that sells groceries, food, drugs, health and beauty care items, motor fuels, or pharmaceuticals, at retail in one or more of the same geographic areas that Kroger sells those products.

(e)  For purposes of the Plan, “period of active service” means the period of time that the participant actually is working for Kroger plus any earned but unused vacation for the year in which the participant ceases employment, and excluding any “banked” vacation earned but not taken in prior years.

5.  Change in Control.  Shares in an amount equal to 50% of the number of Shares indicated on the Notice of Award will be delivered to you if at any time after the date of this agreement any of the following occur:

(a)     without prior approval of Kroger’s Board of Directors, any person,  group, entity or group thereof, excluding Kroger’s employee benefit plans, becomes the owner of, or obtains the right to acquire, 20% or more of the voting power of our then outstanding voting securities; or

(b)     a tender or exchange offer has expired, other than an offer by Kroger, under which 20% or more of our then outstanding voting securities have been purchased; or

(c)     as a result of, or in connection with, or within two years following (i) a merger or business combination, (ii) a reorganization, or (iii) a proxy contest, in any case which was not approved by Kroger’s Board of Directors, the individuals who were directors of Kroger immediately before the transaction cease to constitute at least a majority thereof, except for changes caused by death, disability or normal retirement; or

(d)     Kroger’s shareholders have approved (i) an agreement to merge or consolidate with or into another corporation and Kroger is not the surviving corporation or (ii) an agreement, including a plan of liquidation, to sell or otherwise dispose of all or substantially all of Kroger’s assets.

6. Transferability. Your right to receive a payout under this award is not assignable or transferable by you other than by will or by the laws of descent and distribution.

7.  Taxes.  In connection with a payment to you under this award, Kroger will withhold or cause to be withheld from that payment the amount of tax required by law to be withheld with respect to the payment.   For Shares to be issued under this award, Kroger will withhold sufficient Shares with a market value equal to the tax required by law to be withheld with respect to the award unless you have notified us in writing in advance of the issuance of the Shares of your desire to pay the taxes and have made the funds available to us or our designated agent.

8.  Compliance with Code.  This award is designed to be exempt from the provisions of Section 409A of the Code as a short term deferral.  This award will be construed, administered, and governed in a manner that effects that intent.   Kroger does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this award and the compensation provided hereunder.  In the event that any other agreement serves to modify this award in a manner that causes the award to not be exempt from Section 409A as a short term deferral, any issuance of Stock or payment of cash to a “specified employee” within the meaning of Treas. Reg. 1.409A-1(i) (or any successor thereto) on account of termination of employment will be made six months after the date of termination, and termination of employment will not be considered to occur until there is a termination of employment within the meaning of Treasury Regulation Section 1.409(h)(1)(ii), where the employee’s services permanently decrease to less than 50% of the average level of services performed over the preceding 36 month period.

9.  Acceptance of Agreement.  In the event that you fail to accept this Agreement within one year from the grant date, we will accept it on your behalf, and your failure to notify us in writing directed to the Benefits Department, The Kroger Co., 1014 Vine Street, Cincinnati, OH  45202, of your desire to reject this Agreement will be deemed to be your express authority for us to accept this Agreement on your behalf.

10.  Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  No amendment will adversely affect your rights under this Agreement without your consent. Notwithstanding the forgoing, to the extent necessary to preserve Kroger’s federal tax deduction that would otherwise be denied due to Section 162(m) of the Internal Revenue Code (applicable only to certain top senior executives), Kroger may elect (without your consent) to delay delivery of your award Shares until 30 days following your termination of employment.  If Kroger so elects to delay payment, all other deferred compensation payments for the year that would be nondeductible under Section 162(m) also will be delayed to avoid negative tax consequences to you.

11.  Severability. In the event that any provision of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof.  The remaining provisions will continue to be valid and fully enforceable.

12.  Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. Capitalized terms used herein without definition have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, will, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with the grant of this award.

13.  Successors and Assigns. Without limiting Paragraph 6 hereof, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Kroger.

14.  Governing Law. The interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

THE KROGER CO.

By

“participant”

ATTACHMENT A

TO

PERFORMANCE UNIT AWARD

Performance Metric	Shares Earned as a Percent of the Number of Shares Covered by the Award
Customer 1st	2% per each point improvement over the performance period, provided that improvement is achieved in each of the four key areas.

Associate Survey	2% per each point improvement

Total Operating Costs	0.50% per each basis point reduction